CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No.333-283477 on Form N-2 of our reports dated February 27, 2025, relating to the consolidated financial statements of Morgan Stanley Direct Lending Fund and subsidiaries (the “Company”), and the effectiveness of Morgan Stanley Direct Lending Fund’s internal control over financing reporting, appearing in the Annual Report on Form 10-K of Morgan Stanley Direct Lending Fund for the year ended December 31, 2024.
We also consent to the reference to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/Deloitte & Touche LLP
New York, NY
February 27, 2025